PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend	January 25, 2013

Derby, Vermont	For immediate release

For more information, contact: Stephen Marsh, President & CEO at (802) 334-7915

Community Bancorp., the parent company of Community National Bank, has reported earnings for the fourth quarter ended December 31, 2012, of $1,147,298 or $0.23 per share compared to $946,735 or $0.19 per share for the fourth quarter of 2011. The Company’s earnings of $4,400,690 or $0.88 per share for the full year compares favorably to $3,583,546 or $0.73 per share in 2011 and book value per share grew from $8.13 on December 31, 2011 to $8.49 as of December 31, 2012.

Total assets for the Company at year-end were $575,738,245 compared to $552,905,517 at year-end 2011, and total deposits reached $475,496,859 compared to $454,393,309 at year-end 2011. Asset growth was driven by growth in loans, both commercial loans and residential mortgages.  On December 31, 2012 loans totaled $416,375,448 compared to $386,386,472 on December 31, 2011, an increase of nearly $30 million or 8%.  Funding for the increase in loans was from a combination of the increase in deposits and a decrease in the investment portfolio.  Furthermore, the Company paid off $12 million in borrowings during 2012.

In commenting on the Company’s earnings, President and CEO Stephen Marsh said “Our success in 2012 is attributable to strong loan originations, both loans held in portfolio and loans sold on the secondary market.  During 2012 we originated $161 million in loans that were held in portfolio and $47 million in loans that were subsequently sold in the secondary market.  The fee income associated with originations was a contributing factor to our increase in earnings, year-over-year.  Another contributing factor was a lower cost of funds as high-yielding borrowings were paid off and deposit balances shifted from high yield CDs to lower yielding products.   The staff of the bank is to be commended for their hard work and total commitment to excellence. Because of their commitment, we continue to be a well-capitalized community bank serving the needs of our local communities, and doing it well.”

As previously announced, the Company has declared a quarterly cash dividend of $0.14 per share payable February 1, 2013 to shareholders of record as of January 15, 2013.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.